Exhibit 12.1

CF HOLDINGS

RATIO OF EARNINGS TO FIXED CHARGES

Historical	Nine Months Ended September 30,
(In millions)	2008		2007		2007		2006		2005		2004		2003

Pretax earnings (loss) from continuing operations (a)	$828.3		$402.7		$625.9		$81.8		$110.3		$132.2		$(26.5)
Plus:
Fixed charges	5.2		4.6		6.1		6.6		17.4		25.8		26.7
Amortization of capitalized interest	2.7		2.7		3.6		3.6		3.6		4.0		3.5
Distributed income of equity investees (b)	—		—		—		—		—		2.0		3.6

Earnings for fixed charge coverage ratio calculation	$836.2		$410.0		$635.6		$92.0		$131.3		$164.0		$7.3

Fixed charges
Interest expensed (c)	1.2		1.3		1.7		2.9		14.0		22.7		23.9
Estimated interest in rent expense (d)	4.0		3.3		4.4		3.7		3.4		3.1		2.8
	$5.2		$4.6		$6.1		$6.6		$17.4		$25.8		$26.7

Ratio of earnings to fixed charges	160.8	x	89.1	x	104.2	x	13.9	x	7.5	x	6.4	x	0.3	x

Dollar amount of deficiency, if ratio is less than 1.0	—		—		—		—		—		—		19.4

(a) Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees
Earnings (loss) before income taxes	$761.2	$364.5	$571.3	$53.0	$92.5	$109.0	$(32.6)
Minority interest	67.1	38.2	54.6	28.8	17.8	23.1	6.0
	$828.3	$402.7	$625.9	$81.8	$110.3	$132.2	$(26.5)

(b) Distributions from CF Martin Sulphur. The equity method investment was sold in 2005.

(c) Including amortized premiums, discounts, and capitalized expenses related to indebtedness.

(d) Assumes that the interest component of rent expense is 14% of total cash flows.

Unaudited Pro forma Condensed Combined Consolidated

Ratio of Earnings to Fixed Charges

for CF Holdings and Terra for the Nine Months Ended September 30, 2008

(In millions)	CF		Terra		Acquisition Adjustments (b)	Pro forma		Other Adjustments (b)	Pro forma As Adjusted

Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees (a)	$828.3		$616.1		$(0.9)	$1,443.5		$8.8	$1,452.3
Plus:
Fixed charges	5.2		86.8		(59.5)	32.5		(18.1)	14.4
Amortization of capitalized interest	2.7		—		—	2.7		—	2.7
Distributed income of equity investees	—		55.4		—	55.4		—	55.4
Subtotal	836.2		758.3			1,534.1		(9.3)	1,524.8
Less:
Preference security dividend requirement of consolidated subsidiaries and preferred dividends	—		60.4		(60.4)	—		—	—

Earnings for fixed charge coverage ratio calculation	$836.2		$697.9		$60.4	$1,534.1		$(9.3)	$1,524.8

Fixed charges
Interest expensed	1.2		20.6		0.9	22.7		(18.1)	4.6
Estimated interest in rent expense	4.0		5.8	(c)		9.8			9.8
Preference security dividend requirements of consolidated subsidiaries	—		56.6		(56.6)	—		—	—
Preferred dividends	—		3.8		(3.8)	—		—	—
	$5.2		$86.8		$(59.5)	$32.5		$(18.1)	$14.4

Ratio of earnings to fixed charges	160.8	x	8.0	x		47.2	x		105.9	x

Dollar amount of deficiency, if ratio is less than 1.0	—		—			—			—

	CF	Terra
(a) Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees
Earnings (loss) before income taxes	$761.2	$609.4	$118.6	$1,489.2	$8.8	$1,498.0
Equity investee (income) loss	—	(45.7)	—	(45.7)	—	(45.7)
Minority interest	67.1	52.4	(119.5)	—	—	—
	$828.3	$616.1	$(0.9)	$1,443.5	$8.8	$1,452.3

(b) The acquisition adjustments and other adjustments for the nine months ended September 30, 2008 are as discussed in the accompanying unaudited pro forma condensed combined consolidated financial statements and notes thereto.

(c) For the purposes of determining the interest component of Terra’s rental expense to include in the September 30, 2008 calculation, we have assumed that the interest component of rental expense was consistent with 2007. Based on this assumption we have included $5.8 million for the interest component of rental expense, representing 75% of the amount used for the twelve months ended December 31, 2007.

Unaudited Pro forma Condensed Combined Consolidated

Ratio of Earnings to Fixed Charges

for CF Holdings and Terra for the Year Ended December 31, 2007

					Acquisition			Other	Pro forma
(In millions)	CF		Terra		Adjustments (b)	Pro forma		Adjustments (b)	As Adjusted

Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees (a)	$625.9		$353.5		$0.5	$979.9		$11.0	$990.9
Plus:
Fixed charges	6.1		77.1		(40.8)	42.4		(24.1)	18.3
Amortization of capitalized interest	3.6		—		—	3.6		—	3.6
Distributed income of equity investees	—		29.5		—	29.5		—	29.5
Subtotal	635.6		460.1			1,055.4		(13.1)	1,042.3
Less:
Preference security dividend requirement of consolidated subsidiaries and preferred dividends	—		40.3		(40.3)	—		—	—

Earnings for fixed charge coverage ratio calculation	$635.6		$419.8		$40.3	$1,055.4		$(13.1)	$1,042.3

Fixed charges
Interest expensed	1.7		29.1		(0.5)	30.3		(24.1)	6.2
Estimated interest in rent expense	4.4		7.7			12.1			12.1
Preference security dividend requirements of consolidated subsidiaries	—		35.2		(35.2)	—		—	—
Preferred dividends	—		5.1		(5.1)	—		—	—
	$6.1		$77.1		$(40.8)	$42.4		$(24.1)	$18.3

Ratio of earnings to fixed charges	104.2	x	5.4	x		24.9	x		57.0	x

Dollar amount of deficiency, if ratio is less than 1.0	—		—			—			—

	CF	Terra
(a) Pretax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees Earnings (loss) before income taxes	$571.3	$319.4	$105.4	$996.1	$11.0	$1,007.1
Equity investee (income) loss	—	(16.2)	—	(16.2)	—	(16.2)
Minority interest	54.6	50.3	(104.9)	—	—	—
	$625.9	$353.5	$0.5	$979.9	$11.0	$990.9

(b) The acquisition adjustments and other adjustments for the year ended December 31, 2007 are as discussed in the accompanying unaudited pro forma condensed combined consolidated financial statements and notes thereto.